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                                                                   Exhibit 2.15

                            STOCK PURCHASE AGREEMENT

This agreement is executed on September 21, 1999 (together with the Appendices attached hereto hereinafter referred to as the "Agreement") between Francisco Mario Piantoni, Federal Identification No. 18.017.792, born on February 14, 1967, married to Maria Carolina Vera, Federal Identification No. 21.393.889, domiciled at Maria Montessori No. 4591, Cordoba, Province of Cordoba, Argentina (hereinafter "Francisco Piantoni"), and Cesar Augusto Planas, Federal Identification No. 20.649.771, born on May 11, 1969, unmarried, domiciled at Guemes 915, Cordoba, Province of Cordoba, Argentina (hereinafter "Cesar Planas") (hereinafter jointly referred to as the "Sellers"), and Telefonica Interactiva Argentina S.A., a company organized and existing under the laws of the Republic of Argentina, domiciled at Tucuman 1, 17th Floor, Buenos Aires, Argentina (hereinafter the "Buyer") (hereinafter jointly referred to as the "Parties").

                                     WHEREAS

The Sellers are the legal owners and beneficiaries and have perfect title to 100% of the shares issued, subscribed, paid in and in circulation of the capital stock and rights thereto (hereinafter referred to as the "Shares") of Donde Latinoamerica S.A., a company duly organized under the laws of the Republic of Argentina, pending registration, legally operating under the laws of the Republic of Argentina (hereinafter referred to as the "Company").

The Company owns the rights to use the following domain names registered with NIC-Argentina and INTERNIC: donde.com, donde.com.ar, donde.com.py, sida,com.ar, alquiler.com.ar, ayuda.com.ar, buscando.com.ar,clima.com.ar, compraventa,com.ar, deportistas,com.ar, educando,com.ar, hospitals,com.ar, hotels,com.ar, humor.com.ar, informes.com.ar, interior.com.ar, medios.com.ar, programas.com.ar, provincias.com.ar, rubros.com.ar, suerte.com.ar, super.com.ar, tramites.com.ar, vuelos.com.ar, dondechat.com, dondemail.com, adondeir.com, dondemail.com.ar, dondechat.com.ar, dondenet.com.ar, quien.com.ar, adonde.com.ar, 1997.com.ar, 1998.com.ar, 1999.com.ar, blancas.com.ar, como.com.ar, comunicacion.com.ar, hiper.com.ar, hipernet.com.ar, lavia.com.ar, laviamasrapida.com.ar, rapida.com.ar, Uruguay.com.ar, via.com.ar, perez.com.ar;

The Company filed applications to register the trademark DONDE LA VIA in the Trademark Register (Instrument No. 2.091.689, 2.091.690 and 2.091.691, classes 9, 35 and 38);

The Company owns the software program "DONDE - LA VIA MAS RAPIDA - www.donde.com.ar", registered in the National Copyright Register under No. 950.613.
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The Sellers wish to sell, and the Buyer wishes to buy, the Shares issued by the company, subject to the terms and conditions of this Agreement;

THEREFORE, based upon the representations and warranties herein and as agreed herein, the Parties covenant as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1. Certain Definitions. In addition to the terms defined in other parts of this Agreement, the terms indicated below, written with the first letter capitalized, as used in this Agreement shall be defined as follows:

"Accord": With respect to any Person, any agreement, contract, negotiable instrument, legally binding and enforceable commitment, arrangement or understanding, to which said Person is a party or by which it is bound, either written or oral, including each and all of the amendments thereto.

"Deletion of a Person": The action of eliminating the information on a Person from the records maintained by NIC-Argentina.

"Banner": A unit of measurement of advertising space on the Internet.

"Change a Person": Replacement by transferring one registered Person to another registered Person.

"Number of Banners Displayed per Page in a Domain": The number of Banners on a page in the Domain.

"Number of Pages Displayed Per Day by a Domain": The number of pages displayed by a domain in one day, resulting from the number of pages viewed according to the log-file analysis.

"Number of Pages Viewed Per User": The number of pages that are consulted on the average by the Users when they successfully access the Domain in question.

"Number of Hits per Day": The number of times per day a given Domain is successfully accessed.

"Total Number of Banners Displayed Per Day by a Domain": The number of banners displayed per day by a Domain, derived by multiplying the Number of Pages Displayed Per Day by a Domain by the Number of Banners Displayed Per Page in a Domain.
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"Content": Certain content transmitted by the Internet, including but not limited to movies, music, games, on-line books, information, etc. Content Providers may be, among others, motion picture studios, editors, periodical publishers (such as La Nacion, Clarin, etc.) and music composers.

"Content Contracts": All contracts executed by a Domain owner with Content Providers in order to obtain a profit (either by performing an exchange that is profitable or by any other method) by incorporating in the domain the Content that may be of interest to the Users.

"Cost per Thousand": The manner of charging advertisers instituted globally on the Internet. A price is determined for every thousand hits and then is multiplied by the number of hits received by the corresponding Banner. Banners located on the first page, home pages or preferred locations have a higher Cost per Thousand than the others.

"Domain Name": The complete identifier of a Domain. It consists of the concatenation of the name and the Subdomain, separated by a dot.

"E-mail address": The only means by which Applicants may submit Requests for Domain Names.

"Dollars" or "US$": The legal tender of the United States of America.

"Domain": The Internet address expressed in a simple manner for the ease of the User. The primary function of the Domain is to facilitate Net surfing for Users.

"Internet": A/The network of networks. It is an autopoietic phenomenon. It consists of services that, supported by networks, links and/or telecommunications systems, offer facilities that differentiate them from the basic service, applying processes that make information available, act on it and even allow the User to interact with the system.

"Log-file": The file that records all server activity, including but not limited to pages viewed, hits, file transfers, source of hits or server errors.

"LSC": The Law on Commercial Companies No. 19550 and amendments thereto.

"NIC-Argentina": The abbreviation that identifies the Ministry of Foreign Relations, International Trade and Culture of the Republic of Argentina in its capacity as administrator of the Argentine Internet Domain.
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"Registered Domain Name": The name that appears in the lists of Domains maintained by NIC-Argentina.

"Person": Any individual or legal entity, including but not limited to any company, association, joint venture, trust, de facto corporation, or any other entity or organization, including government or departmental organizations or agencies of any government.

"Registrant": The person benefiting from registration of a name.

"Responsible Person": The contact person designated by the Registrant who will responds to all issues regarding the Domain Name. This person must have a valid and reachable E-mail Address.

"Pesos" or "$": The legal tender of the Republic of Argentina.

"Percentage of Inventory Sold by a Site": The percentage of banners displayed by a Domain that generate a cash flow. It is common in any communications media to exchange advertising space, for which no money is exchanged but rather another service is provided.

"Internet Portal": A means of communications. An Internet Portal offers an Internet that is much better organized and much easier to search. Each Internet Portal provides more functionality to the network and more productive usage. An Internet Portal offers, in addition to a search engine, among others, services such as e-mail, chat, news, shopping, personal pages, communities and games.

"Horizontal Portal": A Portal that does not have a specific subject, but instead is general. A Horizontal Portal is aimed at a general community and not necessarily a community interested in searching for a specific subject.

"Registration Procedure": The registration procedure used by NIC-Argentina, consisting of the possibility of Persons filing an Application or Change of Registration, for which interactive forms are available for the different Applications. Communications regarding the receipt and results of each Registration Procedure are sent to the E-mail Address of the contacts of each Domain.

"Readership": The number of Users that use the same Internet account. This occurs in cases, especially in companies rather than in homes, in which a single Internet account is used by various Users.
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"Application": The application submitted on a NIC-Argentina form in order to initiate a Registration Procedure. The purpose of the application may be to register a Domain or Change the Registrant or Person Responsible.

"Applicant": The Person submitting an application to NIC-Argentina.

"Subdomain": A subdivision of the domain AR (Argentina), under which NIC-Argentina registers the names.

"User": Those who access the Internet from residential or business, private or public, computer equipment.

1.2. Other terms. Other terms may be defined in another provision in the text of this Agreement and, unless otherwise indicated, shall be defined as in the definition, for any application under this Agreement.

1.3. Other definitions: The words "herein," "contained herein," and "established below" are words that are similar in meaning, when used in this Agreement, and refer to this Agreement in its entirety. The terms defined in the singular shall have a comparable meaning when used in the plural and vice-versa, according to the context.

                                    ARTICLE 2
                               PURCHASE OF SHARES

2.1. Purchase of Shares: (i) The Sellers hereby sell and transfer to the Buyer, and the Buyer purchases from the Sellers, subject to the terms and conditions of this Agreement, all of the Shares for the purchase price established in Article 3 herein.

(ii) For purposes of this Agreement, the term "Shares" means all of the shares of the Company issued and in circulation, which currently amount to 3,000 (three thousand) common registered non-endorsable Class A shares with a par value of $ 10 (ten pesos), each share entitling the owner to 5 (five) votes, with all political, economic and other rights corresponding thereto, including but not limited to: (i) all rights to uncapitalized capital contributions made, and the stock premiums paid, in effect as of the date of this Agreement; (ii) all rights to dividends payable in cash, shares or otherwise declared by the Company up to the date of this Agreement which are unpaid to date; (iii) all rights to subscribe shares of stock of the Company corresponding to subscriptions offered by the Company up to the date of this Agreement; (iv) all rights to receive shares of the Company subscribed prior to the date of this Agreement; (v) all other distributions declared by the Company, whether capital reductions, distributions of stock premiums or other concepts.
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                                       6


2.2. Transfer of Shares and delivery of documentation: The Sellers hereby transfer the Shares to the Buyer, free of all encumbrances, and the Parties deliver all of the documentation and execute all of the acts necessary to perfect the transfer of the Shares, and the Buyers assume the unrestricted administration and disposition of the Company, including but not limited to the documents and acts listed below:

(i) The Sellers deliver to the Buyer the stock certificates representing the Shares, in a suitable manner for the transfer, together with the corresponding transfer notices addressed to the Company, signed by the Sellers and, in the case, of Francisco Piantoni, by his wife as well, in compliance with all requirements of the LSC;

(ii) The Sellers deliver to the Buyer all of the books, documentation and accounting and corporate background of the Company, as well as all of the deeds and other property records of the Company;

(iii) The Permanent and Alternate Directors of the Company submit and deliver their unconditional resignations and waiver of fees and compensation for any other reason that may be applicable, indicating that they have nothing to claim from the Company for any reason whatsoever;

(iv) The Chairman of the Company, who resigns as provided in Article 2.2 (iii), signs all of the necessary documents prior to resigning, in accordance with applicable legislation, in order to perfect the transfer of the Shares and the unrestricted administration of the Company by the Buyer;

(v) After duly registering the transfer of Shares, the Buyer convenes a General Shareholders Meeting of the Company to, among others, accept the resignation of the departing Directors and their waiver of any fees that may apply, and to appoint new members of the Board of Directors of the Company;

(vi) The Buyer delivers the following checks to the Sellers: (i) Check No. 01009846 drawn on Citibank, dated September 21, 1999, for US$ 102,000 (one hundred two thousand Dollars), not issued to order, in favor of Francisco Piantoni, and (ii) Check No. 01009847 drawn on Citibank, dated September 21, 1999, for US$ 102,000 (one hundred two thousand Dollars), not issued to order, in favor of Cesar Planas, in payment of a portion of the price of the Shares to begin performance of this Agreement, pursuant to the provisions of Article 3 herein, the Agreement being sufficient receipt for such payment.
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                                    ARTICLE 3
                            PRICE AND FORM OF PAYMENT

3.1. The total purchase price of the Shares is US$ 4,504,000 (four million five hundred and four thousand Dollars). This amount is subject to all downward adjustments and/or deductions that may apply pursuant to Article 6 herein.

The Sellers hold the Buyer harmless from all liability that may result or arise out of any dispute between the Sellers with regard to distribution of the Price, adjustments and/or deductions thereto, or indemnifications that they may be required to sustain as a result of this Agreement.

3.2. The Price shall be paid as follows:

(i) US$ 204,000 (two hundred four thousand Dollars), as established in Article
2.2 (vi) herein, to begin performance of this Agreement, paid herewith;

(ii) Furthermore, the Buyer hereby credits the Sellers in the amount of US$ 300,000 (three hundred thousand Dollars), to be used for the Security Deposit as provided in Articles 6 and 7 herein. The Sellers hereby deliver to the Buyer the above-mentioned amounts so the Buyer may take the necessary measures for the Security Deposit.

(iii) The balance of the Price (hereinafter the "Balance of the Price"), i.e., US$ 4,000,000 (four million Dollars), shall be paid by the Buyer to the Sellers as follows:

(iii.1.) US$ 1,000,000 (one million Dollars) shall be paid by the Buyer to the Sellers within five (5) calendar days from the date on which the Sellers evidence to the Buyer that the domain names owned by the Company were duly registered in the name of the Company with NIC-Argentina and INTERNIC.

(iii.2) US$ 1,700,000 (one million seven hundred thousand Dollars) shall be paid by the Buyer to the Sellers within five (5) calendar days from the date on which the Sellers evidence to the Buyer that the Company has been duly and legally registered with the Public Trade Register of Cordoba.

(iii.3) US$ 1,300,000 (one million three hundred thousand Dollars) shall be paid by the Buyer to the Sellers within five (5) calendar days from the date on which the Sellers evidence to the Buyer (a) that the Company has executed agreements on thematic and service areas as detailed in Appendix 3 (iii.3) herein, and that
(b) the Company has the software and hardware to provide these services.
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The Balance of the Price shall not accrue interest of any type whatsoever in favor of the Sellers.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to the Buyer that as of the date of this
Agreement:

4.1. Legal Standing of the Sellers. The Sellers have the right and full legal standing to enter into this Agreement and execute the transactions provided herein, and are not subject to any legal, judicial or contractual restriction with respect to the disposal of their assets in general or the Shares in particular. This Agreement was duly executed and granted by the Sellers and constitutes a valid and binding obligation for the Sellers, enforceable according to the terms and conditions hereof.

4.2. Non-violation. Execution of the operations provided herein and performance by the Sellers of this Agreement according to the terms and conditions hereof
(i) shall not require the approval, consent or adoption of any measure by any other person, nor any submission or representation to or sending any notification to any person, except the spousal consent granted herein by means of a power of attorney granted by Maria Carolina Vera in favor of Francisco Piantoni, and (ii) shall not be in conflict with, nor imply nonperformance or violation of, any of the terms and conditions, nor constitute a fact that may end or accelerate the terms, or impose any pledge or encumbrance on the assets of the Company, of any of the following instruments:

(a) The bylaws of the Company;

(b) Any other agreement, instrument or contract (hereinafter "Contract") to which the Company or the Sellers are a party or by which they are otherwise bound or subject;

(c) Any ruling, decision, order, mandate, measure to not change or resolution (hereinafter "Order") of any court, government or administrative agency or arbitrator applicable to the Company, Sellers, any of the Shares in the possession of the Sellers or any of the assets of the Company that may impede the transaction instrumented by this Agreement; or

(d) Any law, legal provision, standard or regulation (hereinafter "Law") applicable to Company, Sellers, any of the Shares in the possession of the Sellers or any of the assets of the Company that may impede or have a significant adverse effect on the transaction instrumented by this Agreement.
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                                       9


4.3. Corporate Structure and Standing. The Company is a duly organized corporation that operates validly and is in existence under the laws of the Republic of Argentina. After it is registered in the Public Trade Register of Cordoba, the Company shall have all power necessary to conduct the business in which it is engaged and to own, rent, lease and operate the assets it owns, leases or operates. The Sellers have delivered to the Buyer a complete and correct copy of the bylaws (hereinafter "Bylaws") of the Company, with amendments and according to the current text, which is included in Appendix 4.3 herein. Likewise, the Sellers evidence that registration of the Company with the Public Trade Register of Cordoba has not yet been completed, but there are no proceedings outstanding against the company.

4.4. Ownership of Shares. The Sellers are the sole and unlimited owners and sole beneficiaries of the Shares. The Sellers have a valid, perfect title to the Shares, free and clear of all types of pledges, restrictions, encumbrances, mortgages, legal or administrative attachments, liens, easements, defects, collateral property rights, claims, usufructs, third party contractual rights, options and restrictions of any type, including any limitation or restriction to ownership, transfer and availability of the Shares and/or assets, accordingly (hereinafter "Encumbrances"). Against delivery of the Shares as provided in
Article 2.2, the Sellers shall transfer to the Buyer the valid, negotiable and absolute title to the Shares, free and clear of any type of Encumbrance.

4.5. Internet Domains, Trademarks and Intellectual Property of a Software Program. Notwithstanding the representations and warranties in Article 4.7 herein, the Sellers represent and warrant that the Company has clean title, in compliance with all legal provisions, of the rights to use the domains and the intellectual property of a software program as detailed below, and has filed a trademark application:

(i) Details of Internet domains.

donde.com, donde.com.ar, donde.com.py, sida,com.ar, alquiler.com.ar, ayuda.com.ar, buscando.com.ar,clima.com.ar, compraventa,com.ar, deportistas,com.ar, educando,com.ar, hospitals,com.ar, hotels,com.ar, humor.com.ar, informes.com.ar, interior.com.ar, medios.com.ar, programas.com.ar, provincias.com.ar, rubros.com.ar, suerte.com.ar, super.com.ar, tramites.com.ar, vuelos.com.ar, dondechat.com, dondemail.com, adondeir.com, dondemail.com.ar, dondechat.com.ar, dondenet.com.ar, quien.com.ar, adonde.com.ar, 1997.com.ar, 1998.com.ar, 1999.com.ar, blancas.com.ar, como.com.ar, comunicacion.com.ar, hiper.com.ar, hipernet.com.ar, lavia.com.ar, laviamasrapida.com.ar, rapida.com.ar, Uruguay.com.ar, via.com.ar, perez.com.ar
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(ii) Details of intellectual property of a software program

Software program "DONDE - LA VIA MAS RAPIDA - www.donde.com.ar", registered in the National Copyright Register under No. 950.613

(iii) Trademark Applications

Application to register the trademark DONDE LA VIA... in the Trademark Register (Instrument No. 2.091.689, 2.091.690 and 2.091.691, classes 9, 35 and 38);.

4.6. Capitalization. The capital stock of the Company is $30,000 (thirty thousand Pesos), represented by common registered non-endorsable Class A shares with a par value of $ 10 (ten pesos), each share entitling the owner to 5 (five) votes (hereinafter the "Capital Stock") There is no other type or class of capital stock of the company or other ownership of its capital stock. All of the shares of Capital Stock issued and in circulation have been validly issued and are fully paid in, and not subject to additional contributions. There are no options, subscription rights or other rights of any type to acquire additional shares of Capital Stock of the Company or other ownership of its capital, nor securities which are convertible to or exchangeable for, or otherwise grant the holder any right to acquire, any of such additional shares or ownership of capital stock, and the Company is not bound to issue any options, subscription rights, rights or certificates. There are no agreements with regard to voting, redemption, purchase or sale of the Capital Stock. The Company has no pending
(i) capital increases or decreases, (ii) subscriptions, issuances or redemptions of shares, (iii) amendments to the Bylaws of the Company, (iv) mergers, spin-offs or transfers of businesses, or (v) other corporate acts of similar magnitude, with the exception of the sale of Shares in favor of the Buyer pursuant to this Agreement.

4.7. Assets of the Company. The Company has perfect title to all of the tangible or intangible property listed in the Financial Statements, including such assets that were acquired subsequent to the last balance sheet corresponding to the normal course of business. None of the assets of the Company are subject to encumbrances, pledges or claims of any type whatsoever. The assets currently used by the Company in its operations are in good condition and have been maintained and cared for according to their intended use. Appendix 4.7 herein lists the assets owned by the Company.

4.8. Legal Proceedings. There are no: (i) outstanding rulings issued by any court, government, regulatory agency or arbitral tribunal against or involving the Company or any of its assets; (ii) actions, lawsuits, disputes or proceedings of any type whatsoever underway or imminent at any time against or involving the Company or any of its assets, and (iii) investigation underway or imminent at any time against or involving the Company or any of its assets (jointly referred to as "Proceedings"), except as indicated in Article 4.5 (ii) herein. There are no facts, events or
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                                       11


circumstances that may be reasonably assumed to entail Proceedings against or involving the Company or any of its assets.

4.9. Lease. Appendix 4.9 herein contains a copy of the only lease executed by the Company. The lease is valid, binding, and was granted regularly and legitimately and is in full force, and the Company is current in all rent payments and any other amounts payable. The Company has complied with all of the terms and conditions of the lease, and there is no assumption of termination or default. The Company has quiet enjoyment of the property covered by such lease.

4.10. Financial Statements. (i) the Financial Statements of the Company have not yet been prepared because the Company has not yet closed its first fiscal year.

(ii) There are no liabilities, debts, obligations or claims of any type whatsoever against the Company, whether absolute or contingent.

4.11. Books and Records. The books of the Company have been maintained in a legal, all-inclusive, adequate and accurate manner, and contain accurate, complete and exact details of all of the issues that must be recorded in such books, according to applicable regulations.

4.12. Tax Issues: Other Payments or Declarations to Government Agencies. For purposes of this Agreement, the term Taxes shall include any type of tax, levy, contribution, tariff, duty, determination, withholding, assessment or government charge of any type, including but not limited to any and all taxes or levies of this type that must be collected and paid to any government agency on behalf of third parties (including but not limited to obligations derived from acting as withholding agent, assessment agent, substitute, agent or intermediary, etc.), including, with regard to each item, all interest, adjustments, punitive charges or additional amounts, etc., fines and other penalties.

(i) All Sworn Tax Declarations of the Company have been submitted in a timely manner when due, according to applicable Law, and all significant aspects of such Sworn Tax Declarations are true, complete and accurate;

(ii) All of the Taxes reflected in such Tax Declarations and all other Taxes relating to the Company (including all Tax shortages or determinations) have been paid in a timely manner;

(iii) The charges, amounts due and reserved for Taxes relating to the Company reflected in the books of the Company (including but not limited to the Financial Statements) are sufficient to cover all Taxes payable, or which may become payable, for periods prior to the date of execution of this Agreement;
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                                       12


(iv) There are no agreements or covenants currently in effect or any pending requests with regard to the extension or waiver of terms for (a) submitting any Sworn Tax Declaration for the Company, or (b) the determination or collection of any type of Tax relating to the Company;

(v) All Taxes that the Company is bound by any Law to withhold or collect have been duly withheld or collected, and have been paid in a timely manner to the pertinent government authorities as they became due and payable;

(vi) There are no actions, lawsuits, proceedings, investigations, examinations, inspections, claims or deficiencies currently pending or imminent in relation to Taxes applicable to the Company;

(vii) There are no Tax liens against any assets of the Company;

(viii) The Company is not and has never been party to any agreements or covenants for sharing Taxes, and

(ix) Since its inception, the Company has never been subject to audits by the Tax Authorities that would entail additional Tax payments by the Company.

4.13. Labor Issues. (i) According to preliminary estimates, the Company is currently confronting a contingency for personnel and insurance accounts payable. Appendix 4.13 (i) herein contains the name, hire date, job and gross monthly salary of all employees of the Company.

(ii) The Sellers assume and agree to confront all consequences derived form this contingency (hereinafter the "Contingency"), thus releasing and holding the Buyer harmless from any claim and payment that the Company must confront in the future, for any reason arising out of this Contingency.

(iii) The Parties agree that in order to facilitate payment of the Contingency, they shall establish a security deposit, pursuant to Article 7 herein, for a total of US$ 300,000 (three hundred thousand Dollars). If the definitive amount that must be paid exceeds the amount of the Security Deposit, the Sellers shall pay the balance within five (5) business days from notification by the Buyer. The Security Deposit provided in Articles 6 and 7 herein is not limited only to the Contingency.

(iv) The Sellers shall also cover the costs derived from severing the employment relationship of Heredia, Grana and Ferreyra from the Company.
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                                       13


4.14. Compliance with Laws: Permits and Authorization. (i) The Company has conducted all of its business in accordance with all applicable federal, provincial or municipal regulations and with all orders issued by any federal, provincial or local government, or government, regulatory or administrative agency, ministry, organization or commission (hereinafter "Government Regulations") applicable to the Company or any of its assets or activities.

(ii) The Company has full written authorization, in accordance with applicable Law, to operate and continue to engage in its activities, in the manner and at the place(s) where it currently does so. The Company has not received any notification and there is no reasonable basis to assume that other permits, authorizations and/or licenses will be required. The Company is not under investigation, the subject of a report or imminent legal or administrative action or proceeding in relation to the violation of any standard, regulation or ruling that may entail a request or order for temporary or definitive closure.

4.15. Nonexistence of Contingent or Hidden Liabilities. The Company does not have any liabilities or obligations of any type (absolute, due, registered, hidden, simulated, contingent or others) including but not limited to loans, tax liability, labor and benefit liabilities, which are not fully and duly recorded in the Financial Statements or for which a reserve or provision is not established therein. such provisions, records or reserves are adequate, appropriate, sufficient and reasonable.

4.16. Agreements and Commitments. (i) Appendix 4.16 herein lists all of the agreements and commitments signed by the Company which are in effect and being performed as of the date of this Agreement to which the Company is a party.

(ii) The Company has regularly complied with all standards, contracts or agreements, in accordance with applicable legal provisions in each case, and has not performed any action or failed to take any measure that may result in the possibility of a lawsuit or liability or which may have a significant adverse effect on its business, property, assets or financial condition.

4.17. Accuracy of Information. No representation or warranty of the Sellers in this Agreement, including the Appendices hereto, or any representation contained in any document (including but not limited to the Financial Statements, certificates or other writings submitted or to be submitted by the Sellers to the Buyer or any of its representatives pursuant to the provisions of this Agreement or in relation to the operations provided herein) contains or shall contain any misrepresentation of a key event nor shall fail to state any fact as necessary, in view of the circumstances, to ensure that the representations contained herein or in such other documents are not misleading. There is no fact known by the Sellers or which may be determined by reasonable investigation that there was or may be a significant adverse change for the Company that has not been indicated in this Agreement. "Significant Adverse Change" is understood to be any fact, circumstance or event which significantly affects or may affect the situation (financial or otherwise), activity, assets, liabilities (contingent or otherwise), cash flow, operating earnings, capital stock, economic, commercial, legal and/or financial situation or projections of the Company.

4.18. Insurance Policies. There is no insurance of any type whatsoever carried by the Company.

4.19. Powers of Attorney. There are currently no powers of attorney granted by the Company.

4.20. Bank accounts. There are no bank accounts of the Company.

4.21. Backups of Documentation and Programs. The Sellers represent and warrant to the Buyer that each and all of the programs and information necessary for normal development of the activities of the Company and all documentation, whether in hard copy or on magnetic media, necessary to access the history records and/or to maintain the activities of the Company at the same level are backed upon on magnetic media. No damage and/or unforeseen circumstances and/or force majeure will prevent the Sellers from delivering to the Buyer a backup copy on magnetic media of all of the updated data and information of the Company.

4.22. Inventory. The Company has no inventory.

4.23. The Sellers represent that the commercial activity of the Company has resulted in the following averages in August 1999:

      (i)   Number of unique hits per day: 5,500
      (ii)  Number of pages viewed: 1,050,000
      (iii) Number of registered users: 76,000
      (vi)  Total sales: US$ 12,000

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that as of the date of this
Agreement:

5.1. Organization. The Buyer is a company organized under the laws of the Republic of Argentina on July 28, 1999, and was duly registered with the Corporate Records Office under No. 11778, Book VI - Corporations Volume, on August 17, 1999, and is validly existing and operating under the laws of Argentina.

5.2. Corporate Authority. The Buyer has full corporate power and authority to enter into this Agreement and perform the transactions contemplated herein. The execution, granting and performance of this Agreement by the Buyer have been duly authorized by all required corporate means. This Agreement was duly executed and granted by the Sellers and constitutes a valid and binding obligation for the Sellers, enforceable according to the terms and conditions hereof.

                                    ARTICLE 6
                                 INDEMNIFICATION

6.1. Indemnification for the Buyer. The Sellers jointly and severally agree to indemnify, protect and hold the Buyer and/or the Company harmless, at the discretion of the Buyer, for all losses, liability, claims, damages, obligations, costs and charges (including but not limited to reasonable attorney fees) that may be directly or indirectly caused by or arising out of:

(i) Any inaccuracy, misrepresentation or nonperformance of any of the representations, warranties or clauses agreed by the Sellers in this Agreement or in any document or information delivered by the Sellers pursuant to this Agreement;

(ii) Any nonperformance by the Sellers in implementing or complying with any or all of this Agreement;

(iii) Each and all of the past, present or future tax liabilities derived from any violation of laws, regulations or decrees or which result from rulings or judgments that may affect or be imposed against the Company, its employees or any of its assets, arising out of measures prior to the date of this Agreement (hereinafter "Tax Losses");

(iv) Any nonperformance by the Sellers and the Company in payment of labor, benefit and social security obligations in relation to the employees of the Company.

(v) Any Contingent Liabilities. For purposes of this Agreement, "Contingent Liabilities" are defined as any liability or obligation assumed by or imposed upon the Company, or obligations of the Company that have not been duly reported in the records or Financial Statements of the Company prior to the date of this Agreement, or which have been reported but the information does not sufficiently represent or cover the amount corresponding to the obligation or liability; and

(vi) Any Hidden Liabilities. For purposes of this Agreement, "Hidden Liabilities" are defined as: (i) any unreported liability or obligation assumed negligently or fraudulently; or (ii) any unreported liability or obligation of which the Sellers or the management, executives, employees or representatives of the Company were aware or should have been aware, in order to take customary care during the normal course of business; or (iii) any liability or obligation determined or imposed by any authority, including judges, that was not reported in the Financial Statements; or (iv) any failure to indicate in the Financial Statements any liabilities that should have been indicated in accordance with current legal provisions.

The Sellers shall not be released from their liability if the Buyer could have known of the existence of the contingency, loss, expense or cost by means of authenticated documents submitted by the Sellers or the results of the Audit;

The facts include din this Article 6.1 for which the Sellers agree to indemnify the Buyer shall be called "Indemnifiable Facts".

6.2. Terms. The indemnifications established in this Agreement shall remain in effect for a term of 5 (five) years from the date of this Agreement, except in the following cases: (i) taxes (except social security), in which case the term of indemnification shall be 7 (seven) years from the date of this Agreement,
(ii) social security, for 10 (ten) years from the date of this Agreement, and
(iii) Contingent or Hidden Liabilities, until the corresponding statutes of limitations have elapsed.

6.3. Defense. The Sellers may be entitled to defense against a claim filed against the Company, together with the actions of the Buyer and/or the Company, at the discretion of the Buyer. In order to enforce the right to defense, the Sellers must be notified by the Buyer of any claim sufficiently in advance, in the event that there is a legal term in which to respond to the claim. This obligation shall only remain in effect if the Buyer is duly notified of an actual claim that is indemnifiable. The Sellers do not need to be advised of notifications of warnings or threats.

6.4. Actions for Damages. If the Sellers must pay an amount pursuant to Article
6.1 herein, the payment shall be made by the Sellers to the Buyer or to the Company, at the discretion of the Buyer. Once the payment is made, it shall automatically be deducted from the Security Deposit pursuant to the provisions of Article 7 herein.

                                    ARTICLE 7
                  INDEMNIFICATION PROCEDURE - SECURITY DEPOSIT

7.1. The Buyer is expressly and irrevocably authorized by the Sellers to deduct and/or compensate from the amount of US$ 300,000 (three hundred thousand Dollars) indicated in Article 3.2 herein, any amount corresponding to an Indemnifiable Fact. For this purpose, the amount of US$ 300,000 (three hundred thousand Dollars) is deposited as a security deposit with a bank in Argentina at the selection of the Buyer, under terms and conditions substantially similar to those in the Deposit Agreement attached hereto as Appendix 7.1 (the "Security Deposit"). The Security Deposit shall have the terms and conditions and term as provided in the Deposit Agreement attached hereto as Appendix 7.1.

7.2. The Buyer shall deduct from the Security Deposit the amounts derived from Indemnifiable Facts in the following cases:

(i) in the event of an administrative resolution or firm ruling on a claim relating to an Indemnifiable Fact, and/or;

(ii) in the event that the Sellers have signed an agreement regarding the determination and amount of an Indemnifiable Fact, or if there is an arbitration award regarding this issue, as provided by Article 9.12 herein, and/or;

(iii) in the event that the Buyer is authorized to compensate according to legal provisions, and/or;

(iv) in the event of any default on labor obligations by the Sellers and/or the Company, in which case the amounts necessary to cover the costs of severing the employment relationship and adjusting the compensation situation of employees of the Company following a ruling, resolution or arbitration award, or if the Buyer considers that the claim is fair.

In these cases, the Buyer shall deduct the amounts necessary to cover the Indemnifiable Fact from the Security Deposit, and shall notify the Sellers of the amount deducted.

                                    ARTICLE 8
                                   OBLIGATIONS

8.1. As of the date of execution of this Agreement, the Sellers shall not disparage the operating capacity of the Company to the Buyer.

8.2. Non-Competition. The Sellers agree that for a term of 24 (twenty-four) months from the date of execution of this Agreement:

(i) they shall not initiate, for their own account or for the account of others, either directly or indirectly, or through family members, nor shall participate in any activity directly or indirectly involving the operation of a Horizontal Portal in any language and in any country, or any other activity that may compete with the activity developed at the time of signing this Agreement by the Company, in this respect.

(ii) they shall not develop or participate, as principal, agent, partner, co-participant, lender, guarantor, owner, operator, manager, executive, director, shareholder, consultant, contractor, employee, sponsor or in any other capacity, in any location in Argentina or abroad, in any of the businesses or activities developed at the time of execution of this Agreement by the Company, as defined in the previous point.

(iii) they shall not compete through shareholding, positions on Boards of Directors, employment contracts or any other type of contractual or commercial relationship, in any type of legal entity that is controlled by, parent of, related to, affiliated with, either directly or indirectly, through one or more companies and other legal entities, other companies that provide and/or engage in the activities developed by the Company at the time of execution of this Agreement, as indicated in this article.

(iv) they shall not have any relationship whatsoever, pursuant to the terms indicated in the previous paragraphs, with Persons who develop, have agreements with other Persons, are associated with, operate and or provide the services indicated in this article.

As total and definitive payment in full for non-competition as established in
Article 8.2 herein, the Sellers shall receive, together with the Buyer, a monthly payment of US$ 4,000, subject to payment of taxes that may be applicable. Taking into account that non-competition was agreed for a term of 24 (twenty-four) months, the Sellers shall collect the total amount of US$ 96,000 (ninety-six thousand Dollars). The payments shall be made throughout the term of non-competition, and the Sellers shall issue the corresponding receipt as they receive payments. Francisco Piantoni shall issue a receipt for US$ 2,000 (two thousand Dollars), and Cesar Planas shall issue a receipt for US$ 2,000 (two thousand Dollars). In the hypothetical situation that either or both of the Sellers fail(s) to perform the obligation of non-competition, they shall pay the Buyer a penalty of US$ 200,000 (two hundred thousand Dollars), not subject to the collection of any deduction whatsoever, plus damages.

8.3. No Third Party Offerings. The Sellers assume the obligation for a term of two (2) calendar years from the date of execution of this Agreement, to not directly or indirectly offer and/or induce and/or tempt and/or propose and/or promote a job and/or abandon a position and/or any other type of commercial and/or professional activity for any Person affiliated with the Company by contract or employment relationship, or who has been affiliated with the Company by contract or employment relationship for any reason whatsoever, without reliable written authorization from the Buyer.

8.4. Condition of equipment, Domains and other assets. The Sellers assume the obligation to deliver the Domains in operating conditions. They further assume the obligation of delivering the hardware, software and database components in operating condition, as well as any other system necessary for developing the activity of the Company.

8.5. Pre-emptive right in favor of the Buyer. (i) If the Sellers should decide to seek partners and/or investors for any type of business that they may initiate related to the operation of Internet activities and/or any other type of activities within the telecommunications sector which are not prohibited by the provisions of Article 8.2, they shall give the Buyer pre-emptive rights to join them and become a partner and/or investor in such businesses, provided that the Buyer has matched or bettered the offers that the Sellers may have received from third parties.

(ii) In order to allow the Buyer to better the third party offer, the Sellers shall notify the Buyer of the offer received so that within a term of three (3) calendar days from reliable receipt of the notice, the Buyer may match or better the third party offer. For this purpose, the Sellers shall send the notice together with a copy of the offer received.

(iii) The right provided in favor of the Buyer in this Article shall be valid for a term of twenty-four months from the date of execution of this Agreement.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

9.1. Waiver. The Buyer may only waive nonperformance by the Sellers of any of their obligations or agreements arising out of this Agreement if in writing. The Sellers may only waive nonperformance by the Buyer of any of its obligations or agreements arising out of this Agreement if in writing.

9.2. Nonperformance by the Buyer. The Sellers may exercise all rights granted by law to the fullest extent in the event of nonperformance by the Buyer of any of its obligations arising out of this Agreement, with the exception of terminating this Agreement.

9.3. Confidentiality. The Parties may not divulge under any circumstances either this transaction nor the financial terms of this transaction, nor may publish anything regarding this transaction, except for those notices which are necessary for the commercial operation of the Parties, and in cases in which legal provisions so require (including but not limited to the obligation to file information for a public offering).

If the Parties mutually agree to make public announcements, they shall do so by means of a previously agreed upon joint notification.

The Sellers shall not under any circumstances reveal and/or advise and/or disclose to third parties any strategic plan to which they may have had access as shareholders and/or directors of the Company or which they may have developed.

9.4. Notifications. All notifications and other communications that must be made as a result of this Agreement shall be made in writing, and shall be considered to be duly made upon receipt of a hand delivered copy with an acknowledgement of receipt, or any other type of reliable notice, as follows:

(i)   Communications addressed to the Sellers, at:

      Fragueiro 214, Cordoba (5000), Province of Cordoba, Argentina
      Att: Francisco Piantoni/Cesar Planas

(ii)  Communications addressed to the Buyer, at:

      Tucuman 1, 17th Floor, Buenos Aires, Argentina
      Att: Maria Orti/Ines Leopoldo

The names and addresses indicated above may be changed by reliable written notification to each of the persons listed above.

9.5. Agents and fees. The Parties guarantee that in this transaction there are no agents or intermediaries of any type whatsoever, so that there is no amount due to any Person for execution of this Agreement. Any claims by professionals involved shall by satisfied by the Party that appointed them.

9.6. Joint and Several Liability. Both of the Sellers are jointly and severally liable and as such are bound with regard to the other Party by the obligations arising out of this Agreement.

9.7. Other Warranties. Beginning at the time of execution of this Agreement, the Sellers shall periodically sign and grant documents that the Buyer may reasonably request, or arrange to have such documents signed and granted, in order to more effectively perform the transactions contemplated in this Agreement, and beginning at the time of execution of this Agreement, the Buyer shall periodically sign and grant documents that the Sellers may reasonably request, or arrange to have such documents signed and granted, in order to more effectively perform the transactions contemplated in this Agreement.

9.8. Entire Agreement. This Agreement, including the Appendices hereto and documents referred to herein, constitute the entire agreement and understanding of the parties with regard to the issue included herein. This Agreement supersedes all other prior agreements and understandings between the Parties with regard to this matter.

9.9. Assignment. Due to its nature, this Agreement cannot be assigned or transferred in whole or in part by the Sellers. The Buyer is authorized to assign or transfer this Agreement in whole or in part.

9.10. Severability. If a competent court should determine that any provisions of this Agreement or the application of such provisions to any Person or under any circumstances is invalid, such nullity, illegitimacy or unenforceability shall in no way affect the remaining provisions of this Agreement (or the remainder hereof) nor the application of such provision to any other person or circumstance.

9.11. Applicable Law. This Agreement shall be governed and interpreted according to the laws of the Republic of Argentina.

9.12. Arbitration. (i) All issues that may arise between the parties regarding this Agreement, its validity, interpretation, scope, execution, performance, or termination shall be settled through mediation first and, if an agreement cannot be reached, the dispute shall be definitively settled through arbitration (de jure) within the framework of the Arbitral Tribunal of the Buenos Aires Stock Exchange, according to the regulations and procedures approved for this purpose, of which the parties state that they are aware, and which they accept as forming an integral part of this Agreement. The parties expressly waive any other venue or jurisdiction which may apply.

(ii) The decision of the Arbitral Tribunal of the Buenos Aires Stock Exchange shall be definitive and binding for the Parties. The Parties hereby waive, in the broadest sense permitted by law, the right to appeal. Any payment provided by the Arbitral Tribunal of the Buenos Aires Stock Exchange shall be paid in Dollars.

The Parties indicate their approval by signing this Agreement in two (2) exact copies for a single purpose, at the place and on the date indicated at the beginning.

The Sellers
[signed]
Name: Francisco Mario Piantoni
Federal Identification No. 18.017.792

[signed]
Name: Maria Carolina Vera
Federal Identification No. 21.393.889
By: Francisco Mario Piantoni
Title: Attorney-in-fact

[signed]                                 The Buyer
Name: Cesar Augusto Planas               [signed]
Federal Identification No. 20.649.771    for: Telefonica Interactiva Argentina
                                         S.A.
Signature(s) authenticated per           Name: Maria Orti
Notarization No. 006394820               Title: Chairman
9/21/1999
[signed and sealed]

[seal of the Board of Notaries]

APPENDIX                                                             C 006394820


Buenos Aires, September 21, 1999. In my capacity as Notary No. 1467 of Buenos Aires, I CERTIFY: ONE: That the signatures appearing in the document attached hereto were affixed in my presence by the persons whose names and identification numbers appear below, and who are personally known by me. In witness whereof.- Cesar Augusto Planas, Federal Identification No. 20.649.771, Francisco Mario Piantoni, Federal Identification No. 18.017.792. Maria Dolores Orti Garcia
Vicente: Federal Identification No. 93.762.488


TWO: That said persons state that their capacity is as follows: Mrs. Orti Garcia Vicente, Chairman of TELEFONICA INTERACTIVA ARGENTINA S.A., which I certify that she evidenced by documentation presented to me for purposes of this notarization, and the others are acting on their own behalf.

[seal of the Board of Notaries]

                                                                     C 006394820


THREE: That the respective request(s) were recorded simultaneously in Instrument No. 139 of the Book of Requests No. 24. I certify that the Special Notarization Seal Nos. C003915428 and C003915429 was affixed to this Appendix, as it refers to a single matter. IN WITNESS WHEREOF.


[signed and sealed]